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                                                                   Exhibit 23.1

           Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in these prospectuses and Registration Statement of Westfield Financial, Inc. on Form S-8 of our report, dated March 9, 2007 with respect to the consolidated financial statements of Westfield Financial, Inc. as of December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006. We also consent to the inclusion of our report, dated March 9, 2007, on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, which reports are included in the Annual Report on Form 10-K for the year ended December 31, 2006 of Westfield Financial, Inc.

/s/ Wolf & Company, P.C.

Boston,  Massachusetts
August 29, 2007